Exhibit 11


             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                      Six Months Ended June 30
                                      ------------------------
                                         1997           1996
                                         ----           ----

Weighted Average Common
Stock Outstanding                      4,922,498       4,989,011

Options Outstanding                       76,793

Options Exercised                            550
                                       ---------       ---------

                                       4,999,841       4,989,011

Income                                   274,557         198,464
                                       ---------       ---------

Income Per Share                             .05             .04
                                       =========       =========
